AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

Amendment No. 1

iCross Premier LLC

28-07 Jackson Avenue, 5F

Long Island City, New York 11101

(212) 889-5000

www.icrossfund.com

October 22, 2021

This Offering Circular Follows the Form 1-A Disclosure Format

iCross Premier LLC is a limited liability company organized under the laws of Delaware, which we refer to as the “Company.” The Company is offering to sell to the public up to $75,000,000 of its promissory notes, which we refer to as the “Notes.” The minimum initial investment is $500. There is no minimum offering size, and we will begin to deploy the proceeds of the Offering as they are received.

The Company will sell two kinds of Notes: a “Quarterly Note” bearing interest at 3.1% per year; and a “Semi-Annual Note” bearing interest at 3.35% per year. Neither the Quarterly Notes nor the Semi-Annual Notes have fixed maturity dates, nor will the Company pay interest currently. Instead, Investors may ask the Company to redeem all or a portion of their Notes, subject to limitations. For more information, see “Securities Being Offered.”

We are selling these securities directly to the public through the website, www.icrossfund.com, and the app, iCrossFS, which we refer to together as the “Platform.” Currently, we are not using a placement agent or a broker and we are not paying commissions to anyone.

	Price to Public	Underwriting Discounts And Commissions	Proceeds to Issuer	Proceeds to Other Persons
Each Note	$500	Zero	$500	Zero
Total	$75,000,000	Zero	$75,000,000	Zero

We refer to the offering of Notes pursuant to this Offering Circular as the “Offering.” The Offering will begin as soon as our Offering Statement is “qualified” by the U.S. Securities and Exchange Commission (“SEC”) and will end on the sooner of (i) a date determined by the Company, (ii) the second anniversary of qualification.

The purchase of these securities involves a high degree of risk. Before investing, you should read this whole Offering Circular, including “Risks of Investing.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS JUDGEMENT UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, IF YOU ARE A NON-ACCREDITED INVESTOR NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE THE “Limits on How Much Non-Accredited Investors Can Invest” SECTION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION AS TO WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY BY CONTRACT AND THERE WILL BE NO READY MARKET FOR RESALE. YOU COULD BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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EXECUTIVE SUMMARY

Our Business

The Company will engage in the business of originating, acquiring, investing in, holding, and disposing of mortgages on real estate, as well as buying, investing in, holding, and disposing of other interests in real estate. We refer to the loans we make as “Underlying Loans” and to the borrowers as “Borrowers.”

Our principal investment strategy is to lend money to developers building or developing commercial real estate projects, including residential, office space, retail, and industrial projects. Our typical Underlying Loan will have a maturity of between 12 and 36 months.

We will also invest in short-term assets to provide liquidity for investors.

The Offering

The Company is offering to investors two kinds of promissory notes: a “Quarterly Note” bearing interest at 3.1% per year; and a “Semi-Annual Note” bearing interest at 3.35% per year.

Neither the Quarterly Notes nor the Semi-Annual Notes have fixed maturity dates. Instead, Investors may ask the Company to redeem all or a portion of their Notes. The Quarterly Notes may be redeemed on a quarterly basis, on the last day of any calendar quarter, and the Semi-Annual Notes may be redeemed on a semiannual basis, provided that the holder of the Note gives at least seven days’ notice. The Company’s obligation to fund redemptions are subject to limitations, however. First, the Company will not be required to (i) borrow money, (ii) raise additional capital, (iii) sell assets, or (iv) take any actions that would, in the Company’s discretion, be harmful to the Company or to Investors. Second, the Company will not be required to redeem on any redemption date Notes representing more than 10% of all the Notes issued and outstanding.

The Notes will be secured by pledge of the Underlying Loans and any and all collateral securing the Underlying Loans, such as a mortgage of real estate or a personal guaranty of a Borrower or its principal, which pledge will be held and administered by a Trust established by the Company for that purpose. It is expected that the collateral security interests held by the Trust will be junior in priority (i.e., subordinate) to the security interests granted to other lenders to the Company.

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RISKS OF INVESTING

THE PURCHASE OF NOTES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT YOU COULD LOSE ALL YOUR MONEY. THE PURCHASE OF NOTES IS SUITABLE ONLY FOR INVESTORS WHO FULLY UNDERSTAND AND ARE CAPABLE OF BEARING THE RISKS.

SOME OF THE RISKS ARE DESCRIBED BELOW. THE ORDER IN WHICH THESE RISKS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME RISKS ARE MORE IMPORTANT THAN OTHERS.

You Might Lose Some or All of Your Money: The Company believes that Investors will get all their money back plus interest. However, our ability to make distributions depends on a number of factors, most beyond our control, including those listed in this section. It is possible that you will lose some or all of your money.

Risks from COVID-19: As of the date of this Offering Statement, the world and American economies are just beginning to recover from the sharpest and most severe slowdown since the Great Depression, caused by the COVID-19 pandemic. The economic downturn could affect real estate assets in a number of ways, both positively and negatively. We believe the pandemic will create opportunities as well as risks, but neither we nor anyone else knows for certain what the real estate landscape will look like one, two, or three years from now.

Risks of Real Estate Industry: All or almost all of the assets of the Company will involve real estate, and real estate can be risky and unpredictable. For example, many experienced, informed people lost money when the real estate market declined in 2007-8. Time has shown that the real estate market goes down without warning, sometimes resulting in significant losses. Some of the risks of investing in real estate include changing laws, including environmental laws; floods, fires, and other acts of God, some of which can be uninsurable; changes in national or local economic conditions; changes in government policies, including changes in interest rates established by the Federal Reserve; and international crises. In the event of a downturn in the real estate market, the value of the Company’s assets would decline, and along with it our ability to repay Notes.

Repayment of Notes Is Not Guaranteed: The Company believes that its assets will be sufficient to repay all of the Notes in accordance with their payment schedules. When you buy a Note from the Company, however, it is not like buying a certificate of deposit from a bank. A certificate of deposit is guaranteed by the Federal government through the FDIC. Repayment of the Notes will not be guaranteed by anyone other than the Company.

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Your Note Might Not be Repaid: The Notes will not have fixed maturity dates. Instead, Investors will have the right to ask the Company to redeem their Notes at designated intervals. But the right to redemption is subject to limits. For one thing, the Company will not be required to redeem more than 10% of all the outstanding Notes on any given redemption date. In addition, in seeking to accommodate the Investor’s request, the Company will not be required (i) to borrow money, (ii) to raise additional capital, (iii) to sell assets, such as Underlying Loans, or (iv) to take any actions that would, in the Company’s discretion, be harmful to the Company or its Investors.

Repayment Depends on Value of the Underlying Real Estate Assets, Which Could Decline: The Company’s ability to repay the Notes depends ultimately on the value of the real estate assets securing the Underlying Loans. The value of those assets will definitely fluctuate and could decline significantly. Factors that could cause the value of the collateral to decline include, but are not limited to:

●	Global and national economic conditions;

●	Wars and other international or national crises;

●	Political conditions;

●	Changes in interest rates or government policies, including tax policies;

●	Environmental contamination or liabilities;

●	The inability of borrowers to repay loans (in the case of assets in the nature of debt);

●	Changes in local market conditions;

●	Competition for tenants (in the case of rental properties);

●	Fires, floods, and other casualties;

●	Uninsured losses;

●	Undisclosed defects in property; and

●	Incomplete or inaccurate due diligence.

Real Estate Is an Illiquid Investment: Most or all of our assets will be real estate or secured directly or indirectly by real estate. Real estate is much harder to sell than, say, a publicly-traded stock. As a result, we might not be able to sell assets at the times or at the prices we need to sell them to make payments on the Notes.

Our Underwriting Standards are More Lenient than Conventional Lenders: The Company will sometimes lend money in situations where a bank or other financial institution would not lend. That means that our loan portfolio will carry more risk than the portfolio of a bank or other institutional lender.

Lack of Liquidity of Company: To make payments with respect to the Notes, the Company will need liquidity in its own assets. The Company believes it can achieve such liquidity by acquiring the correct mix of assets to match the Notes, by borrowing against its assets, and by timed sales of assets. However, there is no assurance that this will be the case. If the Company experiences a liquidity crunch it may be unable to make payments with respect to the Notes and/or may be required to liquidate assets in an untimely manner.

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Effect of Changing Conditions: There are many causes or factors that could adversely affect the ability of a Borrower to make payments with respect to the Underlying Loan, including changes in general economic conditions, changes in conditions within a given neighborhood, poor health, governmental regulation, competition, political and diplomatic events and trends, the outbreak of war or terrorist acts, changes in tax laws, and other factors. The Company cannot control any of these.

Our Models for Estimating the Value of Collateral Might be Wrong: Real estate valuation and appraisal is an inherently subjective process. The economic models we use to estimate the value of collateral could be deficient or incomplete.

Inability to Foreclose on Collateral: Some Underlying Loans will be secured by a mortgage on real estate. Other Underlying Loans will be secured by a security interest in the ownership interests of the limited liability company or other entity that owns real estate. The Company believes that all the security interests it obtains as collateral will be enforceable. However, a change in the law or the application of the law could render some of our security interests unenforceable.

Risk Associated with Lack of Minimum Offering Amount: The Offering has no minimum amount. That means the Company will begin deploying the capital raised from Investors from the first dollar, without waiting until we have raised any minimum amount. The Manager has committed to paying the costs of the Offering as well as the first six months of the Company’s operating expenses. Nevertheless, if the Company raises too little capital we might not have enough money to pay Investors interest or principal.

Subordination to Senior Debt: Some of our Underlying Loans will be secured by first positions in real estate or other collateral, but most will be in second or third position, subordinate to banks or other more senior lenders. Typically, in the event of a bankruptcy or foreclosure the Company would not be entitled to receive any payment until the senior lenders were paid in full. As a result, the Company will be most exposed to a drop in the value of the real estate.

Risks of Balloon Loans: Many of our Underlying Loans will be interest-only, providing for relatively small monthly payments with a large “balloon” payment of principal due at the end of the term. Borrowers may be unable to repay such balloon payments out of their own funds and will be compelled to refinance or sell their property. Fluctuations in real estate values, interest rates and the unavailability of mortgage funds could adversely affect the ability of borrowers to refinance their loans at maturity or successfully sell the property for enough money to pay off the Underlying Loan.

Risks of Construction Loans: We might originate or buy loans incurred to fund the building or renovation of real estate. Construction carries its own risks, with delays and cost overruns all too common. This is particularly true for projects since the onset of the COVID-19 pandemic, which has caused significant disruptions to supply chains, reduced the number of workers who can actively work on the project due social distancing rules, and has sometimes caused state and local governments to order total or partial shutdowns of new or existing construction projects. Further, the value of our collateral might depend on successful completion of one or more real estate construction projects.

Environmental Risks: Even where we conduct environmental studies of the real estate we take as collateral, these studies do not guarantee that all environmental hazards will be discovered. Under Federal and State laws, moreover, a current or previous owner or operator of real estate may be required to remediate any hazardous conditions without regard to whether the owner knew about or caused the contamination. Similarly, the owner of real estate may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination. The cost of investigating and remediating environmental contamination can be substantial, even catastrophic, and could impair the ability of a Borrower to repay the Underlying Loan.

Risks Associated with Bankruptcy Laws: If a Borrower files for bankruptcy protection, an automatic stay of all proceedings will be granted. This stay may prevent the Company from foreclosing on collateral unless relief from the stay can be obtained from the bankruptcy court, and there is no guarantee that any such relief will be obtained. Significant legal fees and costs may be incurred in attempting to obtain such relief. In such event, the Company will be unable to promptly exercise its foreclosure remedy and realize any proceeds from a property sale. In addition, bankruptcy courts have broad powers to permit a sale of a debtor’s assets free of liens, to compel creditors to accept amounts that are less than the balance due under the loan, and to permit the borrower to repay the loan over a term which may be substantially longer than the original term of the loan. All of these factors may reduce the Company’s recovery and ultimately the amount paid to Investors.

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Risks Associated with Foreclosure Laws and Proceedings: The Company will often hold a mortgage on real estate to secure Underlying Loans and, upon a default by the Borrower, would have the right to foreclose on the property. However, foreclosure is neither quick nor easy:

●	Foreclosure laws and methods vary from state to state and may affect our ability to foreclose on the underlying real estate in the event a Borrower defaults under its Underlying Loan. For example, many states require long processing periods or a court decree before a mortgaged property may be sold or otherwise foreclosed upon. Since the onset of COVID-19, some state and local governments have also ordered complete or partial moratoriums on foreclosures or evictions of residential and/or commercial properties, some of which may continue indefinitely.

●	The borrower’s “right of redemption” during foreclosure proceedings can deter the sale of the collateral.

●	If the Company does not hold a first mortgage, its rights will generally be subordinate to those of the senior lender(s).

●	The rights of junior or senior secured parties in the same property can create procedural hurdles and delays.

●	The Company might not be able to pursue deficiency judgments after it forecloses.

●	State and Federal laws might prevent us from pursuing any actions.

Risks of Competition: The Company will face extensive competition from other lenders, including banks, insurance companies, savings and loan associations, mortgage bankers and brokers, pension funds, real estate investment trusts, private individuals, and other entities with objectives similar to ours. Some of our competitors might have substantially more experience than we do, a substantially broader network to identify and close on transactions, and substantially greater resources.

Incomplete Due Diligence: The Company will perform “due diligence” on each asset it acquires, meaning it will seek out and review information about the property and the Borrower. However, due diligence is as much an art as a science. As a practical matter, it is simply impossible to review all of the information about a given real estate asset or Borrower and there is no assurance that all of the information the Company will review will be accurate or complete in all respects. For example, sometimes important information is hidden or simply unavailable, or a third party might have an incentive to conceal information or provide inaccurate information. The Company cannot verify all the information it receives independently. Moreover, because of the speed that is often required to close these transactions, there might be less time than we need for thorough due diligence. This is particularly true if any of our due diligence efforts require any in-person services, such as site inspections, surveys, or environmental testing, as labor shortages in certain industries and restrictions on travel as a result of COVID-19 may cause additional delays. It is also possible that the Company will reach inaccurate conclusions about the information it reviews.

Incomplete or False Information from Third Parties: We will rely on information from third parties in our underwriting and due diligence process. We will try to verify some of this information, using practices typical in the industry, but as a practical matter, we cannot verify the majority of it, and some third-party information may be incomplete, inaccurate, or intentionally false.

Interest Rate Ceilings under State Law: Subject to exceptions that vary from state to state, many or all states limit the rate or amount of interest that can be charged on some loans, often referred to as “usury” laws. These laws could limit the amount of interest we charge to Borrowers and we could be subject to penalties if we exceeded the allowable rates.

Transactions with Affiliates: The Company might engage in transactions with affiliates. For example, the Company might pay fees to affiliates and buy assets from and/or sell assets to affiliates. Although the Manager intends to conduct any such transactions on the same terms that would be used between unrelated parties, the terms will be established in the sole discretion of the Manager, rather than through arm’s-length negotiation.

The Company’s Liabilities Could Exceed the Value of its Assets: Depending on a number of factors, including fluctuations in real estate values, the volume of Notes sold to Investors, and the amount of the Company’s other borrowings, it is possible that the Company’s liabilities could exceed the value of its assets. In this case Investors would likely lose some or all of their investment.

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Our Origination Fee Might Increase Loan Amount: The Company will typically charge origination, underwriting and/or other fees of approximately 1% to 5% of each Underlying Loan. The Borrower might borrow the origination fee from us and add it to the principal amount. For example, if the Underlying Loan was going to be for $100,000 and we charged a $4,000 origination fee, the Borrower might borrow $104,000. By increasing the amount of the loan, we decrease the security.

We Rely on the Skill of Borrowers: When the Company lends money to an Underlying Borrower for a real estate project, we depend on the Underlying Borrower to develop the project responsibility, thereby preserving or (we hope) adding to the value of the underlying real estate, which is our collateral. An incompetent or dishonest Underlying Borrower could damage the value of the real estate and thereby our ability to have our loan repaid.

Interest Reserves Might Increase Loan Amount: We might decide to require a Borrower to establish a reserve to be advanced to pay interest on the Underlying Loan until the underlying real estate asset is sold or begins to generate income (e.g., from rent), which often will be added to the maximum principal amount of the loan. By increasing the amount of the mortgage loan, we decrease the security for the mortgage loan.

Interest Reserves for the Notes Could Reduce the Company’s Income: The Company might decide to establish a cash reserve to cover the Company’s obligation to make the required interest payments to Investors under the Notes. While such an interest reserve would help to secure the Company’s obligation to pay interest on the Notes, the funds held in the reserve would not be available for the Company’s business of making loans to borrowers.

The Security Interest of Investors Will Be Subordinate to Rights of Lenders: While Investors will hold a security interest in certain collateral, their security interest will be subordinate to the security interests granted to the Company’s other lenders, like banks. This means that the other lenders will be entitled to be paid in full before anything is paid to Investors.

The Company is a Startup Business: The Company is a brand new business. Although we believe we will be very successful eventually, as of the date of this Disclosure Document we have no profits, no revenues, and no assets. Like any new business, we face challenges on a number of fronts, including:

●	Developing a reputation and brand identity

●	Attracting, retaining, and motivating qualified executives and personnel

●	Implementing business systems, including technology systems

●	Raising capital in the form of debt and/or equity financing

●	Responding effectively to the offerings of existing and future competitors

●	Controlling costs

●	Managing growth and expansion

●	Implementing adequate accounting and financial systems and controls

There is no assurance that we will be successful on any of these fronts.

No Track Record: Because the Company is brand new, we have no operating history or track record that prospective Investors can rely on or evaluate.

No Right to Vote or Participate in Management: Buying a Note makes you a creditor of the Company, not an owner. You will not have the right to vote or participate in the management of the Company in any way. Investors must be willing to rely on the ability and judgment of our management team.

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Reliance on Management Team: We are a very small company, with only a handful of key personnel. If any of our key personnel were to die, become seriously ill, or leave the Company, it could damage our prospects and our ability to repay the Notes.

The Company Has No Credit Rating from Moody’s or Standard & Poor’s: Credit rating agencies, notably Moody’s and Standard & Poor’s, assign credit ratings to debt issuers. These ratings are intended to help investors gauge the ability of the issuer to repay the loan. The Company has not been rated by either Moody’s or Standard & Poor’s and could not be rated because of its size. Consequently, Investors have no objective measure by which to judge the creditworthiness of the Company.

Unspecified Assets: As of the date of this Disclosure Document, the Company doesn’t own any assets. That makes it harder for prospective Investors to evaluate their investment decision.

Lack of Cash to Pay Tax Liability: We intend to treat the Notes as having “original issue discount” for Federal income tax purposes. As a result, an investor holding a Note will generally be required to accrue (and pay tax on) interest income even if the Company fails to pay the interest, leaving the investor out-of-pocket by the amount of the tax.

Uninsured Losses: The Company will carry insurance against certain risks identified by management in its business judgment. However, the Company might not carry enough insurance for these risks and might decide not to carry insurance for other risks. Further, some risks cannot be insured, or cannot be insured at affordable premiums. Therefore, it is possible that the Company could incur an uninsured loss.

No Market for the Notes; Limits on Transferability: There are at least four obstacles to selling or otherwise transferring your Note:

●	There will be no public market for your Note, meaning you could have a hard time finding a buyer.

●	Under the Note Indenture, the Note may not be transferred without our consent.

●	If we do consent to the sale of the Note, we have a first right of refusal to buy it. Our first right of refusal could make the Note more difficult to sell.

Taking all that into account, you should assume you won’t be able to sell your Note.

Incomplete Offering Information: The Notes are being offered pursuant to Regulation A issued by the SEC. Regulation A does not require us to provide you with all the information that would be required in some other kinds of securities offerings, such as a registered public offering of securities. Although we have tried to provide the information we believe is necessary for you to make an informed decision, and we are ready to answer any questions you might have, it is possible that you would make a different decision if you had more information.

No Protection from Banking Laws: The Company is not subject to the banking regulations of any state or federal regulatory agency. For example, we are not subject to periodic examinations by regulators. Consequently, our underwriting decisions and processes are not subject to review by any governmental agency.

Regulation of Lenders: Lenders are regulated by the Federal government and also by the states. We intended to operate only in states like New York where “hard money” real estate lenders are not required to be registered. However, we will still be subject to other regulations, including limits on the interest rates we can charge and the measures we can take to collect delinquent loans. Complying with government regulation can be expensive, and if we fail to comply we could be liable for fines, penalties, or damages, or an Underlying Loan could be rendered unenforceable.

Lender Liability: In some situations, lenders have been found liable for misconduct in dealings with borrowers, making the lender liable for damages and possibly rendering the loan unenforceable. We intend to conduct our business in a manner that does not give rise to “lender liability,” but there is no guarantee we would prevail in any legal proceeding asserting such liability.

Lack of Ongoing Information: While we will provide you with periodic statements concerning the Company’s assets and liabilities, we probably will not provide all of the information that would be required of a public reporting company.

Reduction in Your Subscription: If we receive subscriptions from qualified Investors for more than the total amount we are trying to raise in this Offering, we have the right to either (i) reject some of the subscriptions, (ii) reduce subscriptions, or (iii) both. Thus, you might end up with a smaller Note than you wanted to purchase.

No Independent Trustee for Note Indenture: When a large company issues notes to the public, the notes are typically governed by a note indenture issued in the name of an independent indenture trustee. No such independent trustee will be designated with respect to the Note Indenture.

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Trust Indenture Act of 1939 Not Incorporated in Note Indenture: The Trust Indenture Act of 1939 (the “TIA”) generally governs publicly registered debt instruments like the Notes. Where applicable, the TIA generally requires: (i) the use of a trust indenture; (ii) the appointment of an independent trustee to act on behalf of the holders of the debt instruments; (iii) the approval of the terms of the indenture by the SEC; and (iv) the inclusion of certain terms and conditions, including terms and conditions that prohibit certain transactions between the issuer of the debt instruments and the independent trustee. The Company is issuing the Notes in reliance on an exemption from the TIA. Hence, the provisions of the TIA are not applicable to, and are not incorporated into, the Note Indenture.

The Note Indenture Limits Your Rights: The Note Indenture limits your rights in some important respects. For example:

●	Upon a default by the Company, you will not be permitted to sue the Company on your own. Instead, any actions against the Company will be made only by a single representative. You will be deemed to have granted a power of attorney to the representative to pursue your claims, even if you did not vote for that particular representative.

●	Even after an Event of Default, you will not necessarily be allowed to accelerate payment of your Note.

●	Disputes under the Notes or the Note Indenture will be governed by Delaware law and handled in Delaware or Federal courts located in or most geographically convenient to Wilmington, Delaware.

●	In any legal action arising under the Note Indenture, you would not be entitled to a jury trial.

NOTE: The Note Indenture does not apply to claims arising under the Federal securities laws.

The Investment Agreement Limits Your Rights: The Investment Agreement will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Note:

●	You would not be entitled to a jury trial. However, this limitation does not apply to claims arising under the Federal securities laws.

●	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, this limitation does not apply to claims arising under the Federal securities laws.

●	Any claims would be handled in the Federal or State located in Wilmington, Delaware. However, this limitation does not apply to claims arising under the Federal securities laws.

Notes May be Modified Without Your Consent: The terms of the Notes and the Note Indenture may be modified by the Company with the approval of only 25% of the holders of the Notes, measured by the outstanding principal amounts and including Notes held by affiliates of the Company.

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Conflicts of Interest: Our interests could conflict with your interests in a number of important ways, including these:

●	It is in your interest for the Company to retain all of its profits, so the Company has plenty of money to repay the Notes. In contrast, the owner(s) of the Company will want the Company to distribute a portion of its profits.

●	Your interests might be better served if our management team devoted its full attention to maximizing the value of the Company’s assets. Instead, our team will be engaged in a variety of other business ventures.

●	The Company might buy assets from, and sell assets to, Affiliates. There is no assurance that these related-party transactions will be fair to the Company.

●	The lawyer who prepared the Note, the Note Indenture, this Disclosure Document and the other documents related to your purchase of the Notes represents us, not you. You must hire your own lawyer (at your own cost) if you want your interests to be represented.

Breaches of Security: It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our vendors may be unable to anticipate these techniques or to implement adequate preventative measures.

The Track Record of Our Principals Does Not Guaranty Success: The principals of the Company and the Manager have been involved in the real estate industry for approximately 25 years. See “Past Performance – Our Track Record.” However, past performance is never a guaranty of future results, and the success of our principals in other real estate projects does not guaranty that the Company will be successful.

We Might Own Only a Small Number of Assets: If the Company raises less than the full $75,000,000 it is trying to raise in this Offering, we will not be able to make as many Underlying Loans. The fewer the Underlying Loans, the less diversified will be Company’s portfolio and, according to portfolio theory, the greater the risk.

Risk of Failure to Comply with Securities Laws: The current Offering relies on an exemption under Regulation A of the Securities and Exchange Commission. The Company has relied on the advice of securities lawyers and believe the Company qualifies for the exemption. If the Company did not qualify, it could be liable to penalties imposed by the federal government and state regulators, as well as to lawsuits from Investors.

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Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, the Company is not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, the Company does not have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of the Company’s internal controls.

The Company is an “Emerging Growth Company” Under the JOBS Act: Today, the Company qualifies as an “emerging growth company” under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Securities Exchange Act of 1934 and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions – and the status of the Company as an “emerging growth company” in the first place – will not be relevant unless and until the Company becomes a public reporting company.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an “issuer” (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers. As a result, owners of Class A Investor Shares might not receive the same disclosures as if the Company had not made this election.

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

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OUR COMPANY AND BUSINESS

The Company is a Delaware limited liability company. The principal office of the Company is:

28-07 Jackson Avenue, 5F

Long Island City, New York 11101

As of the date of this Offering Circular, the Company owns no assets. Using the proceeds from the sale of the Notes, as well as the proceeds from other loans, the Company intends to invest in two asset classes:

●	We expect approximately 80% of our investment portfolio, by value, to consist of Underlying Loans, i.e., loans secured by mortgages on real estate.

●	We expect approximately 20% of our investment portfolio to consist of short-term investments, including U.S. Treasury bills.

Our Loans

Our principal investment strategy is to lend money to developers building or developing commercial real estate projects, including residential, office space, retail, and industrial projects (“Borrowers”). Our typical loan (each, an “Underlying Loan”) will have a maturity of between 12 and 36 months.

Sometimes, our Underlying Loan will represent the most senior debt in the real estate project. More often, we will occupy the second or third position behind a bank or other institutional lender. Our Underlying Loans will often fall in the category of “mezzanine debt.”

Management

The business and affairs of the Company will be directed by iCross Holdings LLC, which we refer to as the “Manager.” The Company itself has no employees, relying wholly on employees of the Manager. The principal executive officers of the Manager are:

Lily Guo	President
Meiqing Zhang	Executive Vice President
John McInerney	Executive Vice President

The Manager will exercise complete control of the Company. For example, the Manager will select and approve each Underlying Loan, negotiate the terms of the contracts for each Underlying Loan, decide whether to borrow money and, if so, how much, perform due diligence on Underlying Loans, decide whether and when to sell Underlying Loans, decide how much capital to raise through the sale of Class A Investor Shares, and decide how and whether to raise capital through other means.

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For more information see “Our Management Team.”

Underwriting Guidelines and Due Diligence Strategy

Our underwriting focuses primarily on the following factors:

1)	Collateral. What is the underlying collateral, how marketable is the collateral, and will its value protect us fully if the borrower were to default and we need to foreclose?

2)	Capacity. Does the Borrower appear to have the ability to handle the repayment of the debt and a viable exit strategy to pay us off at or before the loan’s maturity date?

3)	Market. What is the overall health of the market? Is the population growing or declining? Is job growth increasing or decreasing? What are the core and fundamental industries and how does the future look for such industries? Is the market diversified enough through size and composition to maintain stability through cyclical patterns?

4)	Neighborhood. What is the heath and stability at the neighborhood level? We use software to judge the health of census tracts, schools, violent crime rates, unemployment levels and other demographic data.

Different Underlying Loans require different considerations, and a combination of factors are always considered.

States Where We Do Business

Currently, we make loans in New York only. We might expand to other states in the future, but most likely only in states that do not regulate “hard money lenders.”

Loan-to-Value Ratio

We pay close attention to the “loan-to-value” ratio, or “LTV,” when we evaluate a loan. The LTV means the ratio of the amount of the Underlying Loan to the value of the real estate securing the Underlying Loan. For example, if the amount of the Underlying Loan is $65,000 and the value of the real estate is $100,000, the LTV is 65%. By limiting the LTV, we try to give ourselves a “cushion” in the event the Borrower defaults and we are required to foreclose and sell the mortgaged property.

For some Underlying Loans, we calculate the LTV based on the value of the property as of the date of the loan. For others, we calculate the LTV based on the value of the property as of a future date. For example, if we are making a loan to finance new construction, or to rehabilitate a property, we calculate the LTV based on the value of the property after construction or rehabilitation. The Underlying Loan owned by the Company will typically have an LTV of less than 70%, but we may exceed that threshold on occasion if the investment returns warrant the risk – for example, if the collateral is an especially desirable, well-located, and marketable property; if the borrower has a very high net worth; or if there is other valuable collateral in addition to the property.

How We Set Interest Rates

We set interest rates for Underlying Loans based on our review of the prevailing market conditions. For the most part, that means determining what interest rates Borrowers can obtain from other lenders, including banks.

Our Collateral

Each of our Underlying Loans will be secured by an interest in real estate. Some of our Underlying Loans will be secured by a traditional mortgage on real estate. Other Underlying Loans will be secured by an interest in the limited liability company or limited partnership that owns the real estate, as is customary in the New York commercial real estate industry.

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Valuations of Properties

For our business to be successful, we need to be able to accurately assess the value of real estate. Determining the value of real estate can never be an exact science, but we try very hard to make the process as objective as possible. Among other things:

●	We inspect the property, or have it inspected by third parties.

●	We use a variety of sources to determine value, including automated valuation models, direct-sourced sales comparables, data-sourced sales comparables, full appraisals, desktop appraisals, drive-by appraisals, and other means.

●	We use appraisal management companies, which review appraisals for quality control.

How We Evaluate Borrowers

We pay close attention to the qualifications of our Borrowers, focusing on qualitative and quantitative metrics to make the process as objective as possible. Among other things:

●	We usually obtain credit and background checks.

●	We try to verify the liquidity and financial health of proposed Borrowers.

●	We review previous projects of proposed Borrowers.

Short-Term Investments

To provide additional liquidity for Investors, the Company will invest a portion of its portfolio in short-term assets like U.S. Treasury bills and money market funds. Assets of this kind will have a yield close to zero but are relatively stable and safe.

Leverage

We might borrow money to make Underlying Loans, supplementing the capital we raise from the sale of Notes. In addition, we expect to obtain a line of credit that can be drawn on demand, providing additional liquidity for redemption requests from investors.

Among other possible lenders, the Company expects to borrow money from Elite United LLC, an affiliate of our Manager, which is also in the business of lending money secured by real estate. Any loans from Elite United LLC will bear interest at the LIBOR rate plus 425 basis points and be payable on demand.

In most cases, the Company will be required to pledge assets to the lender. The security interest of the lenders will be superior to the security interest held by Investors.

Liquidity

The Company will seek to provide as much liquidity as possible, so that it can accommodate requests for redemption from Investors. We will use three primary tools:

●	Mix of Maturity Dates for Underlying Loans: We will arrange for Underlying Loans to have different maturity dates. That way, Underlying Loans will be maturing (coming due) on a regular basis.

●	Investment in Liquid Assets: A portion of the Company’s assets will be invested in short-term instruments like U.S. Treasury bills.

●	Borrowing: The Company will open lines of credit with lenders, including affiliates, providing liquidity when needed.

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Our Revenue and Expenses

Revenue

The Company’s revenues will consist primarily of the payments the Company receives from Borrowers in fees (e.g., origination fees) and as payment of principal and interest on the Underlying Loans.

Expenses

Our principal expenses will consist of:

●	Interest payment on the Notes.

●	Due diligence and documentation expenses in making the Underlying Loans, such as legal fees, appraisal expenses, records searches regarding the Borrower or the property securing an Underlying Loan.

●	Administrative costs.

The Notes are debt instruments, not equity instruments like common stock. This means that Investors have the right to receive interest but do not have the right to share in the profits of the Company. After the Company pays all its expenses, including interest to Investors, any profits remaining will belong to the Company and its equity owners.

Offices and Employees

The Company itself will not have offices or employees. Instead, the Manager will provide all services required to operate the Company, as well as the office space and equipment necessary to provide such services.

Factors Most Likely to Affect Our Business

The ability of the Company to conduct its business successfully depends on three critical factors:

●	Opportunity for Underlying Loans: The Company can make money and deploy the capital raised from Investors only if there are attractive opportunities to make Underlying Loans. Should the real estate market slow down, these opportunities could become scarce.

●	Interest Rates: If interest rates were to increase significantly – for example, caused by inflation – the market would likely slow.

●	Overall Economic Activity: As long as the U.S economy remains robust, we believe the Company and its Investors will prosper. Should the economy slow significantly, our business would probably be damaged.

How the Platform Works

Our Platform consists of a website, located at www.icrossfund.com, and the app, iCrossFS, which can be downloaded from the Apple Store or the Google Store.

The Platform allows Investors to create accounts, review the offering materials, including this Offering Circular, and purchase Notes.

Our Corporate Structure

The Company is a wholly-owned subsidiary of the Manager, iCross Holdings, LLC.

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PAST PERFORMANCE

Over the last six years, three affiliates of our Manager – iCross Fund 4 LLC, iCross 5 LLC, and iCross Fund A LLC – have borrowed approximately $180M from investors and loaned the money to real estate developers. We refer to each of these affiliates as a “Program.”

Each of the Programs is similar to the Company in the following respects:

●	They all involve raising money from investors;

●	They all involve lending money to real estate developers; and

●	Each Programs has investment objectives that are similar to the investment objectives of the Company.

Further, none of the Programs:

●	Has been registered under the Securities Act of 1933;

●	Has been required to report under section 15(d) of the Securities Exchange Act of 1934;

●	Has had a class of equity securities registered under section 12(g) of the Securities Exchange Act of 1934; or

●	Has, or has had, 300 or more security holders.

Prospective investors should bear in mind that prior performance does not guaranty future results. The fact that a prior Program has been successful (or unsuccessful) does not mean the Company will experience the same results.

There have been no major adverse business developments or conditions experienced by any Program that would be material to purchasers of the Company’s Notes.

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The following table summarizes the results of the Programs through June 30, 2021. All figures are unaudited and are presented on a federal income tax basis.

	iCross Fund A LLC	iCross 5 LLC	iCross Fund 4 LLC
First Date Raised Capital	01/21/2020	04/01/2019	09/05/2015
Last Date Raised Capital	Ongoing	03/01/2021	03/07/2019
Amount Raised from Investors	$7,160,917	$68,400,000	$101,260,000
Principal Repaid to Investors	$970,051	$28,400,000	$101,260,000
Interest Paid to Investors	204,926	4,283,800	8,076,562
Average Interest Paid to Investors (Weighted Average Based on Principal Loaned)	2.86%	7.05%	7.82%
Amount Outstanding to Investors	$6,190,917	$40,000,000	$0
Amount Borrowed (Other Than from Investors)	$0	$0	$0
Amount Loaned to Borrowers	$5,000,000	$68,400,000	$101,260,000
Amount Repaid by Borrowers	$0	$28,400,000	$101,260,000
Amount Outstanding from Borrowers	$5,000,000	$40,000,000	$0
Loans to Borrowers Written Off	$0	$0	$0
Loans Prepaid	$0	$0	$0
Delinquencies	None	None	None

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SECURITIES BEING OFFERED: THE NOTES

General Terms

When you purchase a Note, you are lending money to the Company for the specified period of time at the specified interest rate.

The Company is offering two kinds of Notes: a Quarterly Note and a Semi-Annual Note. The Quarterly Notes bear interest at 3.1% per year and the Semi-Annual Notes bear interest at 3.35% per year.

The Notes do not have fixed maturity dates or payment terms. Instead, Investors have the right to ask the Company to redeem (buy back) all or a portion of their Notes, as set forth below.

Redemption Option

Each Note may be redeemed, in whole or in part, at the option of the holder, providing Investors with an element of liquidity. We refer to this as the “Redemption Option.”

In general, the Redemption Option is as follows:

●	An Investor may request to have the Company redeem all or a portion of the Investor’s Note.

●	The Company will use reasonable commercial efforts to accommodate the Investor’s request on the next redemption date that is at least seven days after the Investor’s request (the end of a calendar quarter for Quarterly Notes and semi-annually for Semi-Annual Notes).

●	In seeking to accommodate the Investor’s request, the Company will not be required (i) to borrow money, (ii) to raise additional capital, (iii) to sell assets, such as Underlying Loans, or (iv) to take any actions that would, in the Company’s discretion, be harmful to the Company or its Investors.

●	Requests will be considered in the order they are received.

●	In no event will the Company be required to redeem more than 10% of all the Notes issued and outstanding on any redemption date.

Security – Pledge of Collateral to Trust

Typically, each Underlying Loan will be evidenced by a promissory note and secured by a mortgage, deed of trust, security agreement, or legal title to real estate. In some cases, the Company might also obtain a personal guaranty from the Borrower (if the Borrower is an individual) or from a principal of the Borrower (if the Borrower is an entity).

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To secure the Company’s obligations to Investors, the Company will pledge the notes and all such collateral and guaranties of the Underlying Loans (the “Collateral”) to a trust created for this purpose – iCross Security Trust Premier DST – which we refer to as the “Trust.” Should anything happen to the Company – for example, should it be dissolved – then the trustee of the Trust would have the right (and the obligation) to enforce payment of the Underlying Loan using the pledged Collateral. The trustee would be chosen by Investors holding a majority of the outstanding Notes, measured by the outstanding principal amount, at that time.

EXAMPLE: The Company loans $600,000 to Developer X, secured by a personal guaranty of the principal and a second mortgage on real estate. The Company will pledge both the personal guaranty and the mortgage to the Trust. If the Company defaults, the trustee would have the right to enforce the Underlying Loan to Developer X using the Collateral, for the benefit of Investors.

Senior Debt

As discussed in “The Company and its Business,” the Company expects to borrow money, both to invest in Underlying Loans and to provide liquidity for Investors. Whenever the Company borrows money, we will be required to pledge to the lender the same collateral pledged to the Trust for the benefit of Investors. The interest of the lender in the collateral will always be superior to the interest of the Trust (and thus superior to the interest of our Investors). Hence, in the event of a default our lenders would be paid first, before Investors.

Limits on Transfers

An Investor may not transfer a Note without the Company’s consent. If the Company consents to a transfer, the Investor must first offer the Note to the Company, i.e., give the Company a first right of refusal.

Defaults

The Company will be deemed in default if:

●	The Company fails to pay to an Investor any amount due and such failure continues for 30 days after notice;

●	The Company becomes subject to a bankruptcy proceeding;

●	The Company is in default with respect to any of its other debt obligations, i.e., debt obligations other than the Notes;

●	The Company becomes unable to pay its debts as they become due;

●	The Company breaches any of its obligations and such breach remains uncured for 90 days after notice.

Upon the occurrence of a default by the Company, no Investor will be permitted to bring individual claims against the Company. Instead, all claims will be brought by a single representative. In general, the representative will be appointed by Investors holding a majority of the Notes, measured by the amount then outstanding. If the Investors fail to appoint a representative, then a representative will be appointed by the Company, provided that such representative may not be employed by or affiliated with the Company. The reasonable fees and expenses of the representative will be paid by the Company.

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The representative will, upon default, be designated as the sole trustee of the Trust. Acting on behalf of the Investors, the representative may take action against the Company permitted by law. However, without the consent of Investors holding a majority of the Notes, measured by the amount then outstanding, the representative may not accelerate the payment of outstanding principal.

NOTE: The foregoing discussion of defaults does not apply to claims arising under the Federal securities laws.

Prepayment

The Company is allowed to prepay any Note at any time, in whole or in part without any prepayment penalty. Although the Company would probably allocate any prepayment proportionately among all Notes, or among all Notes of the same series or having the same maturity date, it is not obligated to do so.

Limitations on Distributions to Equity Owners

To protect Investors, the Company is subject to limitations regarding distributions to its equity owners:

●	Before making any distribution to its equity owners, the Company must obtain from its asset manager a certification that in the opinion of such asset manager the remaining assets of the Company (i.e., the assets remaining following such distribution) will be sufficient to make all scheduled payments with respect to the Notes issued and outstanding at the time of such distribution.

●	The Company may not make any distributions to its equity owners after an Event of Default has occurred, either (i) while such Event of Default remains in effect, or (ii) for a period of three months following the termination of the Event of Default.

●	Before making any distribution to its equity owners, the Company must obtain from each equity owner a binding written covenant that if an Event of Default occurs within six (6) months following the date of any distribution, the equity owner shall return to the Company the entire amount received by such equity owner.

Amendments

Without the consent of Investors, the Company may amend the Notes to correct typographical errors, to make changes with no material impact on Investors, or to make changes that clearly benefit Investors (e.g., providing for more or greater rights on default, or eliminating restrictions on transferability).

With the affirmative consent of Investors holding at least 25% of the outstanding Notes, measured by principal amount and including Notes held by affiliates of the Company, the Company may amend any provisions of the Notes, including the Redemption Option, but no such amendment could change the maturity date or interest rate of an outstanding Note.

Electronic Payments and Delivery

All payments with respect to Notes will be made as Automated Clearing House (ACH) or Society for Worldwide Interbank Financial Telecommunications (SWIFT) deposits into an account designated by the Investor.

All of our communications with Investors, including but not limited to all tax forms, will be via electronic delivery, e.g., by email or through the Platform or another electronic portal.

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as an Investor is at least 18 years old, they can invest in this Offering. But if the Investor not an “accredited” investor, the amount they can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” includes:

●	A natural person who has individual net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

●	A natural person who holds any of the following licenses from the Financial Industry Regulatory Authority (FINRA): a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82), or a Licensed Investment Adviser Representative license (Series 65);

●	A natural person who is a “knowledgeable employee” of the issuer, if the issuer would be an “investment company” within the meaning of the Investment Company Act of 1940 (the “ICA”) but for section 3(c)(1) or section 3(c)(7) of the ICA;

●	An investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”) or the laws of any state;

●	Investment advisers described in section 203(l) (venture capital fund advisers) or section 203(m) (exempt reporting advisers) of the Advisers Act;

●	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

●	A business in which all the equity owners are accredited investors;

●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, small business investment company, or rural business development company;

●	A charitable organization, corporation, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million;

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●	A “family office,” as defined in rule 202(a)(11)(G)-1 under the Advisers Act, if the family office (i) has assets under management in excess of $5,000,000, (ii) was not formed for the specific purpose of acquiring the securities offered, and (iii) is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

●	Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Advisers Act, of a family office meeting the requirements above, whose investment in the issuer is directed by such family office;

●	Entities, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that were not formed to invest in the securities offered and own investment assets in excess of $5 million; or

●	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.”]

If the Investor falls within any of those categories, then the Investor can invest any amount permitted on the Platform. If the Investor does not fall within any of those categories, then the most they can invest in this Offering is the greater of:

●	10% of their annual income; or

●	10% of their net worth.

These limits are imposed by law, not by the Company.

The Company will determine whether an Investor is accredited when he, she, or it creates an account on the Platform.

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SALE AND DISTRIBUTION OF SECURITIES

The Company is offering to sell up to $75,000,000 of Notes (Quarterly Notes and Semi-Annual Notes) to the public.

The Offering will begin as soon as our Offering Statement is “qualified” by the SEC and will end on the sooner of (i) a date determined by the Company, or (ii) the second anniversary of qualification.

Only the Company is offering securities in this Offering. None of our existing officers, directors, or stockholders is offering or selling any securities.

The Company is not using an underwriter or broker to sell the Notes and is not paying commissions. Notes will be offered and sold only through the Platform.

The Company licenses the Platform from the Manager pursuant to a royalty-free Hosting Agreement, which is attached as Exhibit 1A-6E.

The Platform consists of a website, located at www.icrossfund.com, and the app, iCrossFS, which can be downloaded from the Apple Store or the Google Store. The Platform allows Investors to create accounts, review the offering materials, including this Offering Circular, and purchase Notes. If you have questions about using the Platform, please contact ____________ at ____________ or _____________.

The Company reserves the right to reject any subscription to purchase Notes in this Offering in whole or in part and for any reason (or no reason). If the Company rejects an investment, it will return all the Investor’s money without interest or deduction.

After the Offering has been “qualified” by the Securities and Exchange Commission, the Manager intends to advertise the Offering using the Platform and through other means, including public advertisements, social media and audio-visual materials, in each case, only as we authorize and in compliance with 17 CFR §251(d)(1)(iii), which provides that any written offers must be accompanied with or preceded by the most recent offering circular filed with the SEC. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Notes, the advertising materials will not give a complete understanding of this Offering, the Company, or the Notes, and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in Notes.

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HOW TO INVEST

To buy Notes, go to the Platform and follow the instructions. You will be asked for certain information about yourself, including:

●	Your name and address

●	Your email address

●	Your social security number (for tax reporting purposes)

●	Whether you are an “accredited investor”

●	If you are not an accredited investor, your income and net worth

You will also be asked to sign an Investment Agreement, a copy of which is attached as Exhibit 1A-4A.

The minimum investment is $500. You will pay for your Notes using one of the options described on the Platform.

The information you submit, including your signed Investment Agreement, is called your “subscription.” The Manager will review your subscription and decide whether to accept it. The Manager has the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

Once the Manager has accepted your subscription, you will be notified by email and the investment process will be complete. The Manager will also notify you by email if it does not accept your subscription, although it might not explain why.

You will not be issued a paper Note. The Notes will be issued in electronic form only.

Anyone can buy Notes. The Manager does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering. For more information, please refer to “Limit On Amount a Non-Accredited Investor Can Invest.”

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USE OF PROCEEDS

The Manager expects the Offering itself to cost about $50,000, including legal and accounting fees – principally the cost of preparing this Offering Circular, having the Offering “qualified” by the SEC, and filing notices with states where our investors live, as required by state law. Otherwise, all of the proceeds of the Offering, no matter how much we raise, will be used to as working capital and to make or acquire Underlying Loans.

We might acquire or make Underlying Loans using the Manager’s capital before we have raised enough capital from Investors. In that case we will replace the Manager’s capital with capital from Investors as soon as we raise it. To the extent the Manager or its affiliates invest capital, they will do so on the same terms as other Investors.

The Company is not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Notes. Because we are not paying any commissions, more of your money can go to work for you. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser or intermediary will be paid a fee from their client’s invested funds. In such cases, the client (rather than the Company) is paying those fees.

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INFORMATION RIGHTS

Within 120 days after the end of each fiscal year of the Company, the Manager will provide Investors with (i) a statement showing in reasonable detail the computation of the distributions made by the Company, and (ii) audited financial statements of the Company.

In addition, each year the Company will provide Investors with a detailed statement showing:

●	Any fees paid to the Manager and its affiliates; and

●	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

As a “Tier 2” issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

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U.S. FEDERAL INCOME TAXES

The following summarizes some of the Federal income tax consequences of purchasing a Note.

This summary is based on the Internal Revenue Code (the “Code”), regulations issued by the Internal Revenue Service (“Regulations”), and administrative rulings and court decisions, all as they exist today. The tax laws, and therefore the Federal income tax consequences of acquiring a Note, could change in the future.

This is only a summary, applicable to a generic investor. Your personal situation could differ. For example, this summary does not address the tax consequences if you are (i) a tax-exempt organization, (ii) subject to the alternative minimum tax, (iii) a partnership, or (iv) a foreign citizen. We encourage you to consult with your own tax advisor before investing.

Original Issue Discount

We intend to treat the Notes as having original issue discount (“OID”) for Federal income tax purposes unless there is a change or clarification in the law, by regulation or otherwise, that would require a different treatment.

You will generally be required to accrue OID as ordinary interest income, regardless of your regular method of tax accounting. That means, in general, that even if you are an individual who uses the cash method of accounting, you will be required to include an amount of OID in taxable income as interest even if you have not received the actual payment under the Note.

OID on a Note will equal the excess of the Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a Note includes all payments of principal and stated interest on the Note under the payment schedule of the Note. The issue price of a Note will generally equal the principal amount of a Note.

The amount of OID includible in income for a taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year in which the holder held the Note. The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period). We intend to use 30-day accrual periods. The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note. A Note’s yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note under the payment schedule of the Note, produces an amount equal to the issue price of such Note.

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If a Note is paid in accordance with its payment schedule, the amount of OID includible in income is anticipated to be based on the stated interest rate of the Note. As a result, you will generally be required to include an amount of OID in income that is equal to the amount of stated interest paid on the Note.

Cash payments of interest and principal under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

Sale or Other Taxable Disposition of Notes

Upon the sale or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, retirement or other taxable disposition and your adjusted tax basis in the Note. In general, your adjusted tax basis in the Note will equal your cost for the Note, increased by any OID and market discount previously included in gross income by you, as discussed below, and reduced by any payments previously received by you in respect of the Note.

Your gain or loss on the taxable disposition of the Note generally will be long-term capital gain or loss if the Note has been held for more than one year and short-term otherwise. The deductibility of capital losses is subject to limitations.

Nonpayment

In the event the Company fails to make a payment on your Note, you generally must continue to accrue OID. If collection on a Note becomes doubtful, you may be able to stop accruing OID on the Note. You should consult your own tax advisor regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a Result of Worthlessness

If your Note becomes wholly worthless, if you are an individual, and you did not acquire the Note as part of your trade or business, you should generally be entitled to deduct your loss on the Note as a short-term capital loss in the taxable year the Note becomes wholly worthless. The portion of your loss attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt. Under Section 166 of the Code, if you are a corporation, or if you are an individual and you acquired your Notes as part of a trade or business, you should generally be entitled to deduct any loss sustained during the taxable year on account of a Note becoming wholly or partially worthless as an ordinary loss. You should consult your own tax advisor regarding the character and timing of losses attributable to Notes that become worthless in whole or in part.

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Backup Withholding and Reporting

We will be required to report information to the IRS on certain payments on a Note, including interest. In addition, we will be required to withhold tax from our payments to you under some circumstances. Any amounts withheld will be allowed as a refund or a credit against your Federal income tax liability provided the required information is furnished to the IRS on a timely basis.

Other Taxes

The foregoing summary involves only Federal income taxes. Depending on where you live and your own circumstances, other taxes could apply to your ownership of a Note, including but not limited to State income taxes, State and Federal gift taxes, State and local personal property taxes, and Federal and State inheritance taxes.

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MANAGEMENT DISCUSSION

Operating Results

The Company was organized under the Delaware Limited Liability Company Act on April 15, 2021. As of the date of this Offering Circular, we have not yet begun operations other than those associated with general start-up and organizational matters. As of the date of this Offering Circular, the Company has no revenues or cash flows.

The Company is obligated to reimburse the Manager for expenses the Manager incurs in connection with the Offering, before the Offering Circular is qualified by the SEC. We currently estimate that those expenses will be approximately $50,000.

We intend to use the proceeds of this Offering to make and acquire Underlying Loans, and to invest in short-term investments.

Apart from our efforts to raise money from the sale of Notes in this Offering, we are not aware of any trends or any demands, commitments, events, or uncertainties that will result in or that are reasonably likely to result in our liquidity increasing or decreasing in any material way.

Liquidity and Capital Resources

The Manager has agreed to pay for the costs of the Offering and well as the first six months of the Company’s operating expenses. Otherwise, the Company has no immediately available sources of liquidity other than the proceeds of the Offering and advances Manager could (but is not required to) make. At the same time, the Company currently has no capital commitments. The Company intends to make capital commitments only when and if it has adequate capital.

Trends

The Company is not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net sales or revenues, income from continuing operations, profitability, liquidity, or capital resources. We caution, however, that any of the items listed in “Risks of Investing,” including but not limited to the risks presented by the COVID-19 pandemic, could have a material adverse effect.

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OUR MANAGEMENT TEAM

Names, Ages, Etc. *

Name	Position	Age	Term of Office	Approximate Hours Per Week If Not Full Time
Lily Guo	President		Indefinite	Full Time
Meiqing Zhang	Executive Vice President		Indefinite	Full Time
John McInerney	Executive Vice President		Indefinite	Full Time

*	The Company itself has no officers or employees. The individuals listed above are the Executive Officers of iCross Holdings LLC, the Manager of the Company.

Family Relationships

There are no family relationships among the Executive Officers and significant employees of the Company.

Ownership of Related Entities

iCross Holdings LLC, the Manager of the Company, is owned by Lily Guo.

iCross Holdings LLC has already and may in the future create other affiliated companies to engage in lending activities. iCross Fund A LLC, owned by the Manager, is currently engaged in an offering of notes identical to the Notes, which offering is being conducted under Regulation D and Regulation S.

Business Experience

Lily Guo, President

Ms. Lily Guo graduated from University of Petroleum in Beijing in 1995. She then worked for China Construction Bank for two years before she came to the United States to pursue her MBA degree at Arizona State University.

After receiving her MBA degree, Ms. Guo worked for United Technologies Corporation in Connecticut for three years at the UTC corporate purchasing department. She was also engaged in import and export business through her own company, Rolland Industries Inc., which was later sold to a third party.

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Ms. Guo has been engaged in the real estate business in the Metropolitan New York area for the past few years as a licensed real estate agent and investor. She possesses a strong finance, marketing and real estate background.

Meiqing Zhang, Executive Vice President

Ms. Zhang has over 17 years of experience in credit and market risk management for commercial loan underwriting and portfolio management. She has been responsible for credit risk, credit review, underwriting and monitoring of Commercial & Industrial loans and Commercial Real Estate loans.

Prior to joining iCross Fund, she worked at various financial institutions including Capital One, RBS America, KPMG Consulting and PricewaterhouseCoopers.

Ms. Zhang is a Certified Financial Analyst (CFA). She earned an MBA from Georgetown University.

John McInerney, Executive Vice President

Mr. McInerney has worked in the industry of real estate financing and development for over 40 years. He has long and deep experience in commercial real estate lending, mortgage banking and investment, and real estate development including land entitlement, design/build and construction management in greater New York areas. He has established substantial relationships with market participants within the real estate investment industry. He joined [iCross Holdings LLC] in 2012 as a consultant and became Managing Director in 2017.

Mr. McInerney has been responsible for identifying new investment opportunities, reviewing due diligence studies and approving investment deals. He earned an MBA from Saint John’s University.

Legal Proceedings

Within the last five years, no Manager or Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Manager, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

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COMPENSATION OF MANAGEMENT

The Manager will serve without compensation. However, the Manager is currently the sole owner of the Company and as such will be entitled to any profits earned by the Company.

The Manager (and possibly its affiliates) might purchase Notes. If so, they will be entitled to the same treatment as other Investors.

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TRANSACTIONS WITH RELATED PARTIES

As of the date of this Offering Circular, we expect the Company to enter into two transactions with related parties:

●	The Platform is owned by the Manager. The Company licenses the Platform from the Manager pursuant to the Hosting Agreement. The Company will use the Platform to offer Notes and also to provide a personal “dashboard” for each Investor.

●	The Company expects to borrow money from affiliates.

By “related party” we mean:

●	The Manager;

●	Any Manager, Executive Officer, or Significant Employee of the Company or the Manager;

●	Any person who has been nominated as a Manager of the Company or the Manager;

●	Any person who owns more than 10% of the voting power of the Company or the Manager; and

●	An immediate family member of any of the foregoing.

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FINANCIAL STATEMENTS

iCross Premier LLC

Delaware Limited Liability Company

Financial Statements and Independent Auditor’s Report

April 15, 2021 (inception)

ICROSS PREMIER, LLC

YIN LU CPA, P.C.

To the Member

iCross Premier LLC

Dover, Delaware

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying balance sheet of iCross Premier, LLC (the “Company”) as of April 15, 2021 and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of iCross Premier LLC as of April 15, 2021, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statement, the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Yin Lu CPA PC

39-15 Main ST, STE 301

Flushing, NY 11354

/s/ Lu, Yin

Lu, Yin

June 28, 2021

iCross Premier LLC

BALANCE SHEET

As of April 15, 2021 (inception)

ASSETS
Current Assets:
Cash and cash equivalents	$-
Total Current Assets	-
TOTAL ASSETS	$-

LIABILITIES AND MEMBERS' EQUITY
Liabilities	$-

Members' Equity	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

iCross Premier LLC

NOTES TO FINANCIAL STATEMENTS

As of April 15, 2021 (inception)

NOTE 1: NATURE OF OPERATIONS

iCross Premier LLC (the “Company”) is a limited liability company organize April 15, 2021 under the laws of Delaware. The Company was formed to offer debt for investor.

As of April 15, 2021, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

See accompanying Independent Auditor’s Report

iCross Premier LLC

NOTES TO FINANCIAL STATEMENTS

As of April 15, 2021 (inception)

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Stock Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a stock subscription receivable as an asset on a balance sheet. When stock subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the stock subscription receivable is reclassified as a contra account to stockholders’ equity (deficit) on the balance sheet.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. No revenue has been earned or recognized as of April 15, 2021.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns.

See accompanying Independent Auditor’s Report

iCross Premier LLC

NOTES TO FINANCIAL STATEMENTS

As of April 15, 2021 (inception)

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Net Earnings or Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive items are excluded from the computation of the diluted net earnings or loss per unit if their inclusion would be anti-dilutive. As no potentially dilutive items exist and no membership units are outstanding as of April 15, 2021, the Company has not presented basic net loss per unit or diluted net loss per unit.

NOTE 3: GOING CONCERN

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues as of April 15, 2021. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: MEMBERS’ EQUITY

No capital has been contributed to the Company as of April 15, 2021. The fund is wholly owned by Lily Guo, its single managing member, a related party.

See accompanying Independent Auditor’s Report

iCross Premier LLC

NOTES TO FINANCIAL STATEMENTS

As of April 15, 2021 (inception)

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers" (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers", which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures, including but not limited to a review of accounting policies, internal controls and processes. We expect to complete our evaluation in the second half of 2017 and intend to adopt the new standard effective January 1, 2018.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows" (Topic 230). This ASU is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2017. We do not believe the adoption of ASU 2016-15 will have a material impact on our financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 6: SUBSEQUENT EVENTS

Management has evaluated all subsequent events through June 28, 2021, the date the financial statements were available to be issued. There are no material events requiring disclosure or adjustment to the financial statements.

See accompanying Independent Auditor’s Report

GLOSSARY OF DEFINED TERMS

Act	The Securities Act of 1933.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Company	iCross Premier LLC, a Delaware limited liability company, which is offering to sell Notes in this Offering.
Exchange Act	The Securities Exchange Act of 1934.
Investment Agreement	The legal contract governing the purchase of a Note by an Investor.
Investor	A person who purchases a Note.
LTV	Loan to value ratio; i.e., the principal amount of the loan divided by the value of the real property or other collateral securing the loan.
Manager	The manager of the Company, which is iCross Holdings LLC, a New York limited liability company.
Note	A promissory note issued by the Company pursuant to this Offering Circular.
Offering	The offering of Notes to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.
OID	Original issue discount; i.e., a portion of the payments made on a debt instrument that is treated as interest and taxed as ordinary income under the Code and Regulations.
Platform	The website, www.icrossfund.com, and the app, iCrossFS.
Redemption Option	The right of an Investor to request that the Company redeem all or a portion of a Note held by such Investor.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
SEC	The U.S. Securities and Exchange Commission.
Securities Act	The Securities Act of 1933.

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FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

iCross Premier LLC

28-07 Jackson Avenue, 5F

Long Island City, New York 11101

212-889-5000

www.icrossfund.com

October 22, 2021

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on April 15, 2021.*
Exhibit 1A-4A	Form of Investment Agreement.
Exhibit 1A-6A	Form of Quarterly Note.*
Exhibit 1A-6B	Form of Semi-Annual Note.*
Exhibit 1A-6C	Note Indenture.
Exhibit 1A-6D	Trust Agreement.*
Exhibit 1A-6E	Hosting Agreement with iCross Holdings, LLC.
Exhibit 1A-11	Consent of Independent Auditor.*
Exhibit 1A-12	Legal Opinion of Lex Nova Law LLC.*
Exhibit 1A-15.1	Offering Circular previously filed pursuant to Rule 252(d).*
Exhibit 1A-15.2	Correspondence to SEC dated September 13, 2021.*
Exhibit 1A-15.3	Correspondence to SEC dated October 22, 2021.

*	Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Long Island City, New York on October 22, 2021.

iCross Premier LLC

By:	iCross Holdings LLC
As Manager

By	/s/ Lily Guo
Lily Guo, Manager and President

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Lily Guo
Lily Guo, Manager and President
October 22, 2021

/s/ Meiqing Zhang
Meiqing Zhang, Manager and
Executive Vice President
October 22, 2021

/s/ John McInerney
John McInerney, Manager and
Executive Vice President
October 22, 2021

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